FOR IMMEDIATE RELEASE                                   NEWS
                                   Contact:  James A. Demme, Chairman
                                                  (405) 879-6600



                   HOMELAND 4TH QUARTER SALES RESULTS


OKLAHOMA CITY, OK, February 7, 1997 -- Homeland Stores, Inc. announced today its same-store sales for the 16-week fourth quarter ended December 28, 1996,

were 1.7% higher than the comparable quarter for 1995.  In addition, the company stated that same-store sales for the fiscal year increased by 0.3%.



     Homeland plans to spend $12 million in 1997 to expand and remodel its retail store base.  Currently, there are 23 stores undergoing various capital improvements.



     Homeland is the leading supermarket chain in Oklahoma, southern, Kansas,

and the Texas panhandle region, operating a total of 66 stores.  The company operates in four distinct marketplaces: Oklahoma City, Oklahoma; Tulsa,

Oklahoma; Amarillo, Texas; and certain rural areas of Oklahoma, Kansas and

Texas.